For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2023 Results

Cinema Business Continues Strong Rebound

Best Third Quarter Total Revenue, Operating Income & Adjusted EBITDA Since Q4 2019

U.S. Real Estate Sets Highest Third Quarter Revenue Ever

Earnings Call Webcast to Discuss Third Quarter Financial Results

Scheduled to Post to Corporate Website on Thursday,  November 16, 2023

New York, New York - (GlobeNewswire) November 14, 2023: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the third quarter ended September 30, 2023.

President and Chief Executive Officer, Ellen Cotter said,  “Building on the success of our strong second quarter, the Company continued that positive momentum into the third quarter by delivering global total revenues of $66.6 million, which grew by 30% compared to the third quarter of 2022. Compared to the third quarter of 2022, our global operating income increased by 115% to $1.0 million, and our adjusted EBITDA increased by 59% to $6.1 million. These third quarter results for global total revenue, operating income, and adjusted EBITDA each represent the highest for any third quarter since the end of 2019. These impressive results were driven primarily by our global cinema divisions, each of which delivered the highest attendance, box office, total cinema revenues, and theater level cash flow of any third quarter since the fourth quarter of 2019, due in large part to the cultural phenomenon, “Barbenheimer.”

“With the highly anticipated 2023 holiday movie line-up, including Hunger Games: The Ballad of Songbirds and Snakes, Wish, Napolean, Migration, Wonka, The Color Purple, and Aquaman and the Lost Kingdom, and the recently announced end to the SAG-AFTRA strike, we are even more confident that the year will end on a positive note delivering a marked improvement over 2022.”

Ms. Cotter continued, “Our real estate business also generated encouraging results  at $5.1 million in global revenues and $0.9 million in operating income, as each country, on a local currency basis, outperformed the third quarter 2022. The U.S. Real Estate division delivered the highest revenues for any third quarter ever due to the opening in June 2023 of Petco at our 44 Union Square property in New York City.”

Ms. Cotter concluded, “Looking ahead, we are carefully navigating the current macroeconomic challenges caused substantially by our increased interest expense. And we know that the duration of the recently settled Hollywood strikes will likely impact our global cinema business in 2024 due to production delays and shifting theatrical release dates. With these conditions in mind, we are still actively pursuing the sale of certain real estate assets to achieve greater liquidity. We are confident that our ‘two business/three country’ diversified business structure will continue to enable us to deliver value to our stockholders into the future.”

Key Financial Results –Third Quarter 2023

•

Global revenue of $66.6 million grew by 30% from  $51.2 million compared to the third quarter of 2022, primarily due to (i) a stronger film slate led by Barbie and Oppenheimer and (ii) rent recognized in Q3 2023 from Petco, our tenant who opened their flagship store at 44 Union Square to the public on June 1, 2023.

•

Operating income of $1.0 million, improved by 115% from an operating loss of $6.7 million, compared to the third quarter of 2022, driven by (i) improved cinema segment results, and (ii) rent recognized in Q3 2023 from our Petco tenancy at 44 Union Square property.

•	$6.1 million in positive Adjusted EBITDA grew by 59% vs. the third quarter 2022.

•

Our net loss attributable to Reading International, Inc. for the third quarter, decreased from a loss of $5.2 million to a loss of $4.4 million, compared to Q3 2022, due to improved segment revenues, decreased depreciation and amortization expense, partially offset by increased interest expense, and decreased other income.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 4.1% and 1.2%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results, since about 50% of our total revenue is generated in Australia and New Zealand.

Key Financial Results – Nine Months of 2023

•

Global revenue of $177.4 million for the nine months ended September 30, 2023, increased by 14% from $155.9 million for the same period in 2022, primarily driven by improved performance across our worldwide cinema circuit due to a stronger movie slate and the new rental stream from Petco at 44 Union Square, partially offset by decreases in the value of the Australian and New Zealand currencies.

•

Operating loss was reduced by 75% to an operating loss of $5.1 million for the nine months ended September 30, 2023, compared to an operating loss of $20.1 million for the same period in 2022 due to (i) improved cinema performance from a stronger movie slate and a higher number of wide released movies, (ii) Petco rent at our 44 Union Square property that started in Q4 2022, (iii) impairment expense of $1.5 million that was incurred in the same period in 2022 that was not incurred in 2023, and (iv) lower depreciation and amortization due to a delay in CAPEX spending.

•	Adjusted EBITDA increased by 120% to an Adjusted EBITDA of $10.0 million for the nine months ended September 30, 2023.

•	Basic loss per share of $0.82 for the nine months ended September 30, 2023, improved by approximately 21% compared to a basic loss per share of $1.04 for the same period in 2022.

•

Net loss attributable to Reading International, Inc. was $18.3 million for the nine months ended September 30, 2023, an improvement of 20% compared to a net loss of $23.0 million for the same period in 2022.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 5.4% and 4.4%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results.

Key Cinema Business Highlights

At  $62.7 million, our Q3 2023 cinema segment revenue increased by 30% compared to Q3 2022. At $4.4 million, our Q3 2023 cinema segment operating income grew by $6.5 million, improved by more than 100%, compared to an operating loss of $2.1 million during Q3 2022. Cinema segment revenue for the nine months ended September 30, 2023, of $165.7 million increased by 12% compared to the same period in 2022. Cinema segment operating income for the nine months ended September 30, 2023, improved by more than 100% to an income of $4.3 million compared to a loss of $5.9 million the same period in 2022.

Other notable mentions that occurred during the third quarter were: the opening of an eight-screen boutique cinema at South City Square, Brisbane QLD that operates under the Angelika Film Center brand, our first international Angelika location, as well as a five-screen Reading Cinemas with TITAN LUXE in Busselton, Western Australia. Both new cinemas are state-of-the-art facilities with recliner seating and elevated food and beverage offerings. We have an additional cinema in the pipeline for Australia, located in Noosa (Queensland) and one additional cinema in New Zealand, each anticipated to open in 2026.

In addition, in an effort to improve the overall future profitability of the U.S. Cinema circuit, we closed two Consolidated Theatres in Hawaii in July 2023 and just recently closed a 16 screen Reading Cinema in California.

Key Real Estate Business Highlights

Real estate segment revenue for Q3 2023 increased by 24% to $5.1 million, compared to Q3 2022. Real estate segment operating income for Q3 2023 increased by over 100% to $0.9 million compared to a real estate segment operating loss of $0.1 million in Q3 2022.

Real estate segment revenue for the nine months ended September 30, 2023, increased by 25% to $15.3 million, compared to the same period in 2022. Real estate segment operating income for the nine months ended September 30, 2023, increased by over 100%, to $3.2 million, compared to a loss of $0.1 million for the same period in 2022.

The changes between the third quarter of 2023 and the third quarter of 2022 were primarily attributable to the rent recognized in Q3 2023 from Petco at 44 Union Square that did not occur in the same period of the prior year.

To support our currently anticipated liquidity needs,  we have listed the following assets for sale: (i) our office building at 5995 Sepulveda Blvd. Culver City, California,  and (ii) our 26-acre industrial site in Williamsport, Pennsylvania. In addition, along with our 25% minority interest partner of the Cinemas 123 in New York City, we have decided to explore a sale in whole or in part of the Cinemas 123 property or otherwise reduce our interest in that asset.

On October 25, 2023, we closed the sale of our Maitland property in NSW Australia for a purchase price of A$2.8 million. We are leasing the 4-screen Reading Cinema on that site back on a short-term basis.

Key Balance Sheet, Cash, and Liquidity Highlights

As of September 30, 2023, our cash and cash equivalents were $11.9 million. As of September 30, 2023, we had total gross debt of $208.6 million, reflecting a reduction in the outstanding debt balance as of December 31, 2022. As of September 30, 2023, our assets had a total book value of $532.6 million as compared to a book value of $587.1 million as of December 31, 2022.

On September 29, 2023, we executed a further modification of our Cinemas 123 Term Loan which extended the maturity date to October 1, 2024. On August 13, 2023, we executed an Amendment Deed to our financing arrangement with National Australia Bank that, among other things, extended our maturity date to July 31, 2025. We are working with our other lenders to restructure our existing debt and extend upcoming maturity dates.

For more information about our borrowings, please refer to Part I – Financial Information, Item 1 – Notes to Consolidated Financial Statements-- Note 12 – Borrowings of our Form 10-Q for the quarter ended September 30, 2023.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Thursday,  November  16, 2023, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Time on November  15, 2023. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results on November  16, 2023.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the success of movies released for the remainder of 2023; our expectations regarding the Hollywood strikes and their impacts on the cinema exhibition industry; our expectations regarding the effects of the SAG-AFTRA strike on our operating results for the remainder of 2023; our belief regarding our diversified business/country diversification strategy; and our expectations regarding the timing of adding new cinemas to our circuits in Australia and New Zealand. The record setting results referenced in this press release are not necessarily indicative of future results.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Cinema	$62,688	$48,359	$165,731	$147,476
Real estate	3,875	2,837	11,694	8,432
Total revenue	66,563	51,196	177,425	155,908
Costs and expenses
Cinema	(53,278)	(45,308)	(146,297)	(134,579)
Real estate	(2,281)	(2,352)	(6,600)	(6,715)
Depreciation and amortization	(4,580)	(5,010)	(13,908)	(15,781)
Impairment expense	—	—	—	(1,549)
General and administrative	(5,405)	(5,257)	(15,693)	(17,364)
Total costs and expenses	(65,544)	(57,927)	(182,498)	(175,988)
Operating income (loss)	1,019	(6,731)	(5,073)	(20,080)
Interest expense, net	(5,072)	(3,693)	(14,063)	(10,242)
Gain (loss) on sale of assets	—	(59)	—	(59)
Other income (expense)	267	5,455	356	8,445
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(3,786)	(5,028)	(18,780)	(21,936)
Equity earnings of unconsolidated joint ventures	217	61	443	233
Income (loss) before income taxes	(3,569)	(4,967)	(18,337)	(21,703)
Income tax benefit (expense)	(896)	(332)	(313)	(1,492)
Net income (loss)	$(4,465)	$(5,299)	$(18,650)	$(23,195)
Less: net income (loss) attributable to noncontrolling interests	(65)	(122)	(361)	(228)
Net income (loss) attributable to Reading International, Inc.	$(4,400)	$(5,177)	$(18,289)	$(22,967)
Basic earnings (loss) per share	$(0.20)	$(0.23)	$(0.82)	$(1.04)
Diluted earnings (loss) per share	$(0.20)	$(0.23)	$(0.82)	$(1.04)
Weighted average number of shares outstanding–basic	22,273,423	22,043,823	22,208,757	22,011,755
Weighted average number of shares outstanding–diluted	22,273,423	22,043,823	22,208,757	22,011,755

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$11,925	$29,947
Restricted cash	5,714	5,032
Receivables	5,779	6,206
Inventories	1,488	1,616
Derivative financial instruments - current portion	17	907
Prepaid and other current assets	4,243	3,804
Land and property held for sale	12,362	—
Total current assets	41,528	47,512
Operating property, net	261,614	286,952
Operating lease right-of-use assets	180,718	200,417
Investment and development property, net	8,336	8,792
Investment in unconsolidated joint ventures	4,488	4,756
Goodwill	24,597	25,504
Intangible assets, net	2,110	2,391
Deferred tax asset, net	489	447
Other assets	8,717	10,284
Total assets	$532,597	$587,055
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$41,896	$42,590
Film rent payable	3,462	5,678
Debt - current portion	40,402	37,279
Subordinated debt - current portion	776	747
Taxes payable - current	2,390	300
Deferred revenue	8,616	10,286
Operating lease liabilities - current portion	22,977	23,971
Other current liabilities	6,673	813
Total current liabilities	127,192	121,664
Debt - long-term portion	138,560	148,688
Subordinated debt, net	27,117	26,950
Noncurrent tax liabilities	5,842	7,117
Operating lease liabilities - non-current portion	180,002	200,037
Other liabilities	11,829	19,320
Total liabilities	$490,542	$523,776
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,528,994 issued and 20,592,834 outstanding at September 30, 2023 and
33,348,295 issued and 20,412,185 outstanding at December 31, 2022	236	235
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2023 and December 31, 2022	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	154,903	153,784
Retained earnings/(deficits)	(67,104)	(48,816)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(5,647)	(1,957)
Total Reading International, Inc. stockholders’ equity	41,998	62,856

Noncontrolling interests	57	423
Total stockholders’ equity	42,055	63,279
Total liabilities and stockholders’ equity	$532,597	$587,055

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2023	2022	(Unfavorable)	2023	2022	(Unfavorable)
Segment revenue
Cinema
United States	$34,232	$24,676	39%	$90,058	$72,532	24%
Australia	24,186	20,014	21%	64,338	63,797	1%
New Zealand	4,270	3,670	16%	11,335	11,147	2%
Total	$62,688	$48,360	30%	$165,731	$147,476	12%
Real estate
United States	$1,614	$527	>100%	$5,002	$1,788	>100%
Australia	3,063	3,154	(3)%	9,191	9,336	(2)%
New Zealand	380	390	(3)%	1,145	1,141	—%
Total	$5,057	$4,071	24%	$15,338	$12,265	25%
Inter-segment elimination	(1,181)	(1,232)	4%	(3,644)	(3,833)	5%
Total segment revenue	$66,564	$51,199	30%	$177,425	$155,908	14%
Segment operating income (loss)
Cinema
United States	$331	$(3,988)	>100%	$(3,182)	$(12,343)	74%
Australia	3,513	1,577	>100%	6,372	5,836	9%
New Zealand	551	274	>100%	1,066	605	76%
Total	$4,395	$(2,137)	>100%	$4,256	$(5,902)	>100%
Real estate
United States	$(229)	$(1,159)	80%	$(214)	$(3,273)	93%
Australia	1,333	1,351	(1)%	3,972	4,045	(2)%
New Zealand	(184)	(337)	45%	(546)	(897)	39%
Total	$920	$(145)	>100%	$3,212	$(125)	>100%
Total segment operating income (loss) (1)	$5,315	$(2,282)	>100%	$7,468	$(6,027)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2023	2022	2023	2022
Net Income (loss) attributable to Reading International, Inc.	$(4,400)	$(5,177)	$(18,289)	$(22,967)
Add: Interest expense, net	5,072	3,693	14,063	10,242
Add: Income tax expense (benefit)	896	332	313	1,492
Add: Depreciation and amortization	4,580	5,010	13,908	15,781
Adjustment for infrequent events and discontinued operations	—	—	—	—
EBITDA	$6,148	$3,858	$9,995	$4,548
Adjustments for:
Gain on insurance recoveries	—	—	—	—
None	—	—	—	—
Adjusted EBITDA	$6,148	$3,858	$9,995	$4,548

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2023	2022	2023	2022
Segment operating income (loss)	$5,315	$(2,282)	$7,468	$(6,027)
Unallocated corporate expense
Depreciation and amortization expense	(172)	(258)	(527)	(804)
General and administrative expense	(4,124)	(4,190)	(12,014)	(13,249)
Interest expense, net	(5,072)	(3,694)	(14,063)	(10,242)
Equity earnings of unconsolidated joint ventures	217	61	443	233
Gain (loss) on sale of assets	—	(59)	—	(59)
Other income (expense)	267	5,455	356	8,445
Income (loss) before income tax expense	$(3,569)	$(4,967)	$(18,337)	$(21,703)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) –  We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.